Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Incentive Compensation Plan of American Defense Systems, Inc. of our report dated March 21, 2008, with respect to the financial statements of American Defense Systems, Inc. as of and for the period ended December 31, 2007.

/s/ Jewett, Schwartz, Wolfe & Associate CPAs.
Hollywood, Florida
July 29, 2008